Exhibit 99.1

June 6, 2017

HYUNDAI MOTOR AMERICA SIGNS NEW MULTI-YEAR AGREEMENT WITH
EPSILON FOR CUSTOMER RELATIONSHIP MARKETING SERVICES

Epsilon to Oversee Customer Communications, Provide Full-Service Customer Relationship
Management (CRM) Capabilities and Focus on Customer Retention for Hyundai Dealers

Epsilon®, an Alliance Data (NYSE: ADS) company, has signed a new, multiyear agreement with Hyundai Motor America (HMA). Epsilon will serve as the communication platform provider for the company's Service Owner Marketing Program, a platform that enables dealers to deliver personalized communications to vehicle owners across marketing channels throughout the United States.

Under the terms of the agreement, Epsilon will build and host HMA's customer relationship management platform, overseeing customer communications development and distribution for millions of Hyundai owners nationwide. The solution will enable HMA and its dealers to drive deeper customer engagements and deliver millions of highly-targeted communications annually across multiple marketing channels. These channels include:

•	Permission-based email
•	Direct mail
•	Mobile
•	Social
•	Online display advertising
•	Hyundai's comprehensive safety and care app program, BlueLink.

These messages will include service offers, service reminders and other triggered lifecycle messages specifically designed to address the individual vehicle's needs throughout the duration of ownership.

About Hyundai Motor America
Hyundai Motor America, headquartered in Fountain Valley, Calif., is a subsidiary of Hyundai Motor Company of Korea. Hyundai vehicles are distributed throughout the United States by Hyundai Motor America and are sold and serviced through 835 dealerships nationwide. All new Hyundai vehicles sold in the U.S. are covered by the Hyundai Assurance program, which includes a 5-year/60,000-mile fully-transferable new vehicle limited warranty, Hyundai's 10-year/100,000-mile powertrain limited warranty and five years of complimentary Roadside Assistance.

For more details on Hyundai Assurance, please visit www.HyundaiAssurance.com
Please visit our media website at www.hyundainews.com
Hyundai Motor America on Twitter | YouTube | Facebook

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ Affiliate by Conversant®, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands.  Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Agency Network, #1 Largest U.S. Agency from All Disciplines, #1 Largest U.S. CRM/Direct Marketing Agency Network and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 8,000 associates in 70 offices worldwide. Epsilon is an Alliance Data® company. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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